Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 7,257,020 Shares of Preferred Stock

(including Preferred Stock represented by American Depositary Shares)

of

Telemig Celular Participações S.A.

at

at R$63.90 Per Preferred Share

by

TCO IP S.A.

a subsidiary of

Vivo Participações S.A.

Pursuant to the Offer to Purchase dated April 8, 2008

THE TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK, AS ADS TENDER AGENT, BY 12:00 NOON NEW YORK CITY TIME, AND IN THE CASE OF HOLDERS OF PREFERRED SHARES TENDERING DIRECTLY, BY 5:00 P.M., NEW YORK CITY TIME, IN EACH CASE ON MAY 9, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated April 8, 2008 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, as amended or supplemented from time to time, the “Offer”) in connection with the offer by TCO IP S.A. (“TCO IP”), a company controlled by Vivo Participações S.A. and Vivo S.A., both corporations organized under the laws of Brazil and, with Vivo S.A. being wholly-owned by Vivo Participações, to purchase up to 7,257,020 preferred shares, no par value (“preferred shares”), including preferred shares represented by American Depositary Shares (“ADSs”), of Telemig Celular Participações S.A., a corporation organized under the laws of Brazil (“Telemig Holdings” or the “Company”). The price offered is R$63.90 per preferred share (for reference, equivalent to approximately U.S.$74.68 per ADS based on (i) one ADS representing two preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under transaction “PTAX 800, Option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN System at 7:00 p.m., Brasilia time on April 4, 2008, which was U.S.$1.00 = R$1.711 in cash net of the stock exchange and settlement fee described in the Offer, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer and the related Brazilian Offer Documents (as defined in the Offer to Purchase). For purposes of determining the number of preferred shares tendered pursuant to the Offer we will aggregate shares tendered pursuant to the Offer, shares underlying ADSs tendered pursuant to the Offer and shares tendered pursuant to the related Brazilian Offer Documents. ADS holders tendering through The Bank of New York, as ADS tender agent (the “ADS Tender Agent”), will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the Offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent’s broker based on the spot market rate available on the date payment is made to the ADS Tender Agent’s broker for preferred shares purchased in the Offer (the “Share Payment Date”). We are the holder of record of ADSs held for your account. A tender of the preferred shares underlying such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender preferred shares represented by ADSs held by us for your account.

There is no separate tender offer being made in the United States to acquire preferred shares or ADSs. If a holder of ADSs, each representing two preferred shares, no par value, of the Company, wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs to the ADS Tender Agent, in accordance with the instructions set forth in the enclosed Letter of Transmittal. If the underlying preferred shares are accepted for purchase in the auction described in “The Offer — Section 3” of the Offer to Purchase, those ADSs will be cancelled so that the underlying shares may be tendered.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase.

We request instructions as to whether you wish us to tender any or all of the preferred shares represented by ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal and in the related Brazilian Offer Documents.

The enclosed Instruction Form cannot be used to tender preferred shares, except insofar as preferred shares are represented by ADSs.   If you hold preferred shares that are not represented by ADSs, you can only tender such shares into the tender offer by following the instructions in the Offer.   See Instruction 8 of the Letter of Transmittal.

Please note the following:

1.     The tender offer is open to all holders of preferred shares (including preferred shares represented by ADSs). In order to participate in the tender offer, holders of ADSs may tender the preferred shares underlying their ADSs through the ADS Tender Agent, in accordance with the instructions set forth in the Offer. As an alternative to tendering the preferred shares underlying its ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs to The Bank of New York, as depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See “The Offer —Section 3” in the Offer to Purchase.

2.     Subject to the exceptions and conditions described in the Offer to Purchase, the deadline established by the ADS Tender Agent by which holders who wish to participate in the Offer by tendering ADSs rather than preferred shares must deliver all required documentation to the ADS Tender Agent is 12:00 noon New York City time (the “ADS Tender Deadline”) on May 9, 2008 (such date, as it may be extended by us, the “Tender Offer Expiration Date”) unless extended or earlier terminated. See “The Offer — Section 3” in the Offer to Purchase. The ADS Tender Agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction as described in “The Offer — Section 2” in the Offer to Purchase.

3.     After purchase by TCO IP of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in the Offer to Purchase) the reais price paid for shares tendered will be credited to the ADS Tender Agent’s broker (the “Broker”) three Brazilian business days after the Auction Date. On the same day it receives this amount, the Broker will convert the aggregate reais purchase price into U.S. dollars based on the spot market rate on the Share Payment Date for delivery of dollars two U.S. business days thereafter. The Broker will transfer to the ADS Tender Agent the U.S. dollar proceeds to pay for the ADSs purchased in the auction.   The payment to holders of ADSs will be based on the spot market rate in effect on the day payment is made to the Brazilian holders. After receipt of payment of the consideration for purchased preferred shares and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in “The Offer — Section 1” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Tender Agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. The ADS

cancellation fee is payable to the ADS Tender Agent.   Because the purchase price will be paid in Brazilian reais, ADS holders will also pay the expenses for converting Brazilian reais to U.S. dollars.   In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer. ADS holders will receive the purchase price for the ADSs representing preferred shares accepted for purchase in the Offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

4.     U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

5.     Any stock transfer taxes applicable to the sale of preferred shares to TCO IP pursuant to the Offer will be paid by the ADS holder, as set forth provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the preferred shares underlying ADSs held by us for your account to the ADS Tender Agent, please so instruct us by completing, executing, detaching and returning to us the instruction form below.   An envelope to return your instructions to us is enclosed.   If you authorize tender of the preferred shares underlying the ADSs held by us for your account, all such preferred shares underlying all such ADSs will be tendered unless otherwise specified on the instruction form.   Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the ADS Tender Deadline on the Tender Offer Expiration Date.

The tender offer is made solely by the Offer. TCO IP is not aware of any jurisdiction where the making of the tender offer would not be in compliance with the laws of that jurisdiction. If TCO IP becomes aware of any jurisdiction in which the making of the tender offer would not be in compliance with applicable law, TCO IP will make a good faith effort to comply with any such law. If, after such good faith effort, TCO IP cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of preferred shares, and holders of ADSs representing preferred shares, in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of TCO IP by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for preferred shares represented by ADSs purchased pursuant to the Offer will in all cases be made only after timely receipt by the ADS Tender Agent of (i) American Depositary Receipts (“ADRs”) evidencing the ADSs tendered or timely confirmation of the book-entry transfer of such ADSs into the account maintained by the ADS Tender Agent at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the ADSs and other required documents occurs at different times.

Instructions Form with Respect to

Offer to Purchase for Cash

Up to 7,257,020 Shares of Preferred Stock

(including Preferred Stock represented by American Depositary Shares)

of

Telemig Celular Participações S.A.

by TCO IP S.A.

a subsidiary of

Vivo Participações S.A.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 8, 2008, and the related Letter of Transmittal, in connection with the offer by TCO IP to purchase up to 7,257,020 preferred shares, no par value, including preferred shares represented by American Depositary Shares (“ADSs”), of Telemig Celular Participações S.A.

This will instruct you to tender the number of preferred shares underlying the ADSs indicated below (or if no number is indicated below, all the preferred shares underlying the ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of ADSs Representing Preferred Shares to be Tendered:	SIGN HERE

ADSs*
Signature(s)

Dated , 2008
Name(s)

Address(es)

(Zip Code)

* Unless otherwise indicated, it will be assumed that all preferred shares underlying all your ADSs held for the undersigned’s account are to be tendered.